BURCON NUTRASCIENCE CORPORATION

CONVERTIBLE NOTE PURCHASE AGREEMENT

THIS CONVERTIBLE NOTE PURCHASE AGREEMENT (this "Agreement") is made as of April 7, 2016, between Burcon NutraScience Corporation (the "Company") and Large Scale Investments Limited ("Large Scale").

Section 1	Definitions

Capitalized terms used but not defined herein shall have the respective meanings given thereto in the Note. All dollar amounts specified in this Agreement will be Canadian dollars.

"Note" means the convertible unsecured promissory note to be issued pursuant to this Agreement in the form attached as Exhibit A.

Section 2	Purchase and Sale of Convertible Note

(1)

Purchase and Sale of Note. Upon the terms and subject to the conditions of this Agreement, Large Scale agrees to purchase from the Company for $2,000,000, and the Company agrees to sell to Large Scale at the Closing, the Note. The Note will be dated as of the date such consideration is paid to the Company.

(2)

Authorization of Securities. The Company shall, before the Closing, authorize the issuance and sale of the Note. The Note will be convertible into common shares of the Company as provided for in the Note (the Note and the shares issuable on conversion of the Note are collectively referred to herein as the "Securities").

(3)

Closing. The payment by Large Scale for, and the issuance by the Company of, the Note, will occur two business days after the satisfaction of the conditions contained in Section 3(1)(a) and in any event after May 4, 2016 (the "Closing").

(4)

Long Stop Date. If the conditions precedent set out in Section 3 of this Agreement have not been fulfilled or waived on or before May 13, 2016, the rights and obligations of the Company and Large Scale under this Agreement shall lapse and be of no further force and effect and neither party shall have any liability under this Agreement (without prejudice to the rights of the parties hereto in respect of any antecedent breaches of this Agreement).

Section 3	Conditions Precedent

(1)	Conditions Precedent. The issue of the Note is subject to the fulfilment of the following conditions precedent:

(a)	receipt of any regulatory, government and third party approvals (including TSX approval); and

(b)	no material breach of representations, warranties or covenants, and no events of default, have occurred or are continuing to occur at Closing.

Section 4	Representations and Warranties of the Company

The Company hereby represents and warrants to Large Scale that:

(1)

Organization; Qualification. The Company is a corporation duly incorporated and validly existing under the laws of the Yukon Territory. The Company has all requisite corporate power and authority to carry on its business as presently conducted, and to carry out the transactions contemplated in this Agreement.

(2)	Authorization. The execution, delivery and performance by the Company of this Agreement and the Note is duly authorized by all requisite action of the Company.

(3)

No Conflicts. The execution, delivery and performance of this Agreement will not conflict with any provision of, or constitute the breach of or default under the certificate of incorporation of the Company or any agreement, indenture or other instrument to which the Company is a party.

Section 5	Representations and Warranties of Large Scale

Large Scale represents and warrants to the Company that:

(1)

Information and Sophistication. Large Scale: (i) acknowledges that it has received all the information it has requested from the Company that it considers necessary or appropriate for deciding whether to acquire the Note, (ii) represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Note and to obtain any additional information necessary to verify the accuracy of the information given to Large Scale, and (iii) further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of this investment.

(2)	Purchaser as Principal. Large Scale is purchasing the Securities as principal.

(3)

Residency. Large Scale is not a resident in Canada, is aware that as such the issuance of Securities to it may be effected by the Company without the necessity of obtaining any approval from, or effecting any registration with any Governmental Authority. Large Scale is not a "U.S. Person" (as that term is defined in Regulation S promulgated under the United States Securities Act of 1933 which definition includes, but is not limited to, an individual resident in the United States, an estate or trust of which any executor or administrator or trustee, respectively, is a U.S. Person and any partnership or company organized or incorporated under the laws of the United States) and is not acquiring the Securities for the account of or benefit of a U.S. Person or a person in the United States.

(4)

Compliance in Jurisdiction of Residence. The issuance of the Securities to Large Scale is in compliance with the requirements of all applicable laws in the jurisdiction of its residence. Large Scale will provide evidence of compliance with all such matters as the Company may request.

(5)

No Offering Memorandum. Large Scale has not been provided with any offering memorandum in connection with the purchase of the Securities, within the meaning of the Canadian Securities Administrators National Instrument 45-106 – Prospectus Exemptions ("NI 45-106").

(6)

Funds. The funds that Large Scale is using to purchase the Securities are not proceeds of crime as defined in the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the "PCMLTFA"). To the best of Large Scale's knowledge none of the funds to be provided by it (i) have been or will be derived from or related to any activity that is deemed criminal under the laws of Canada or any other applicable jurisdiction, or (ii) are being tendered on behalf of a person or entity (A) with whom the Company would be prohibited from dealing with under applicable money laundering, terrorist financing, economic sanctions, criminal or other similar laws or regulations or (B) who has not been identified to Large Scale. Large Scale acknowledges that the Company may in the future be required by law to disclose Large Scale's name and other information relating to this Agreement, on a confidential basis pursuant to the PCMLTFA or other laws or regulations and shall promptly notify the Company if Large Scale discovers that any of the foregoing representations ceases to be true, and to provide the Company with appropriate information in connection therewith.

(7)

Accredited Investor. Large Scale is an accredited investor within the meaning of NI 45-106, being a person, other than an individual or investment fund, that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements (and that has not been created or used solely to purchase or hold securities as an accredited investor), within the meaning of NI 45-106.

(8)

Professional Advice. Large Scale has obtained, to the extent it deems necessary, its own professional advice with respect to the risks inherent in the investment in the Securities, the condition of the Company and the suitability of the investment in the Securities in light of Large Scale's financial condition and investment needs. Large Scale has reviewed with its own tax advisors the tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such matters, Large Scale relies solely on any such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Large Scale understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment and the transactions contemplated by this Agreement.

Section 6	Collection of Personal Information.

Large Scale (on its own behalf and, if applicable, on behalf of each beneficial purchaser for whose benefit Large Scale is acting) acknowledges, consents and authorizes the Company to collect Large Scale's (and any beneficial purchaser's) personal information for the purpose of completing the issuance of the Note to Large Scale. Large Scale (on its own behalf and, if applicable, on behalf of each beneficial purchaser for whose benefit Large Scale is acting) acknowledges and consents to the Company retaining the personal information for as long as permitted or required by Applicable Law or business practices. Large Scale (on its own behalf and, if applicable, on behalf of each beneficial purchaser for whose benefit Large Scale is acting) further acknowledges, consents and authorizes the Company to deliver to the British Columbia Securities Commission and any other securities commission or similar regulatory authority personal information (such as full name, residential address and telephone number) pertaining to Large Scale (and any beneficial purchaser) and further acknowledges and consents to the fact that the Company may be required by applicable Canadian Securities Laws, stock exchange rules and Investment Industry Regulatory Organization of Canada rules to provide regulatory authorities any personal information provided by Large Scale respecting itself (and any beneficial purchaser). Large Scale (on its own behalf and, if applicable, on behalf of each beneficial purchaser for whose benefit Large Scale is acting) acknowledges that this information is being collected indirectly by the Ontario Securities Commission (as applicable), and may be collected, used and disclosed by other securities regulators (as applicable), under the authority granted to it in applicable Canadian Securities Laws. Large Scale (on its own behalf and, if applicable, on behalf of each beneficial purchaser for whose benefit Large Scale is acting) acknowledges that this information is being collected for the purposes of the administration and enforcement of the securities legislation of Ontario and further acknowledges that the public official in Ontario who can answer questions about the Ontario Securities Commission's indirect collection of such information is the Administrative Assistant to the Director of Corporate Finance, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8, who may be contacted at (416) 593-8086. Large Scale represents and warrants that it has the authority to provide the consents, acknowledgements and authorizations set out in this paragraph on behalf of all beneficial purchasers. Without limiting the foregoing, Large Scale acknowledges and expressly consents to the collection, use and disclosure of Personal Information (as defined herein) by the TSX for the purposes identified by the TSX from time to time. Large Scale also acknowledges and consents to the disclosure of Large Scale's Personal Information (and, if applicable, the Personal Information of any beneficial purchaser for whose benefit Large Scale is acting) to the TSX and other regulatory authorities (including the British Columbia Securities Commission and the Ontario Securities Commission as described above), Canadian tax authorities, authorities pursuant to the PCMLTFA, the Company's registrar and transfer agent, and any of the other parties involved in the issuance of the Note to Large Scale, including legal counsel and that Personal Information may be included in record books in connection with the issuance of the Note. Large Scale represents and warrants that it has the authority to provide the consents and acknowledgments set out in this paragraph on behalf of all beneficial purchasers for whose benefit Large Scale is acting. For such purposes, "Personal Information" means any information about Large Scale (and any beneficial purchaser for whose benefit Large Scale is acting) set out in this Agreement.

Section 7	Miscellaneous

(1)

Costs. The Company will pay its costs and expenses in respect of the issuance of the Note. The Company will reimburse Large Scale for all reasonable costs, fees and out-of-pocket expenses (including fees and expenses of legal, tax and other advisors) reasonably and properly incurred by it in connection with its preparation, negotiation and execution of this Agreement. Such reimbursement will be made upon provision of supporting documentation to the Company. All such amounts payable under this section will be capped at $5,000.

(2)	Notices. The notice provisions of the Note will apply to any notice, direction or other communication given regarding the matters contemplated by this Agreement.

(3)	Amendments and Waivers. Provisions of this Agreement may only be amended, waived or modified upon the written consent of the Company and Large Scale, such consent not to be unreasonably withheld.

(4)

Transfer and Assignment. No party shall have the right to transfer or assign its rights or obligations under this Agreement, or any interest in this Agreement, without the other party's prior consent, such consent not be unreasonably withheld.

(5)

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia. The parties hereto agree to submit to the exclusive jurisdiction and venue of the courts of British Columbia, with respect to the breach or interpretation of this Agreement or the enforcement of any rights, duties, liabilities, obligations, powers and other relations between the parties arising under this Agreement or the Note.

(6)

Entire Agreement; Counterparts. This Agreement and the other documents delivered at Closing constitute the entire agreement between the parties regarding their subject matter and supersede all prior agreements. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

(7)

Further Assurances. Large Scale agrees and covenants that at any time and from time to time such Large Scale will promptly execute and deliver to the Company such further instruments and documents and take such further action as the Company may reasonably require in order to carry out the full intent and purpose of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement as of the date first above written.

BURCON NUTRASCIENCE CORPORATION

By:	"Johann F. Tergesen"
Name: Johann F. Tergesen
Title: President & C.O.O.

LARGE SCALE INVESTMENTS LIMITED

By:	"Chau Mei Wah Rosanna"
Name: Chau Mei Wah Rosanna
Title: Director

Signature Page to Convertible Note Purchase Agreement

Exhibit A
Convertible Unsecured Promissory Note

See attached.

CONVERTIBLE UNSECURED PROMISSORY NOTE

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE •, 2016.

BURCON NUTRASCIENCE CORPORATION

$2,000,000	•, 2016

BURCON NUTRASCIENCE CORPORATION, a company incorporated under the laws of the Yukon Territory (the "Company"), for value received, hereby promises to pay to the order of LARGE SCALE INVESTMENTS LIMITED ("Large Scale") the Principal Amount on the Maturity Date or on such earlier date as the Principal Amount may become due and payable.

This convertible unsecured promissory note ("Note") has been issued pursuant to the note purchase agreement dated as of April 7, 2016 between Large Scale and the Company (the "Note Purchase Agreement").

The following is a statement of the rights of Large Scale and the conditions to which this Note is subject, and to which Large Scale, by the acceptance of this Note, agrees.

ARTICLE 1
INTERPRETATION

1.1	Definitions

Capitalized terms used but not defined herein shall have the respective meanings given thereto in the Note Purchase Agreement. In addition, as used in this Note, the following capitalized terms shall have the following meanings:

"Additional Shares" means all Common Shares issued (or deemed to be issued) by the Company after the Issue Date, other than (1) the following Common Shares and (2) Common Shares deemed issued under the following Options (clauses (1) and (2), collectively, "Exempted Securities"):

(i)

Common Shares or Options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries under a plan, agreement or arrangement approved by the Company's board of directors;

(ii)	Common Shares issued upon the exercise of Options described in (i) above; or

(iii)	Common Shares issued upon exercise of Options issued before the Issue Date.

"Applicable Law" means, at any time, with respect to any Person, property, transaction, event or other matter, all present or future applicable laws, statutes, regulations, treaties, judgments, ordinances, codes, decrees and common law and (whether or not having the force of law) all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders, restrictions, requirements and policies of any governmental authority having authority over such Person, property, transaction, event or other matter;

"Business Day" means any day other than a Saturday, Sunday or other day on which banks located in Vancouver, British Columbia, Canada are authorized to be closed;

"Canadian Securities Laws" means any and all securities laws including, statutes, rules, regulations, by-laws, policies, guidelines, orders, decisions, rulings and awards, applicable in Canada;

"Common Shares" means the common shares in the capital of the Company;

"Conversion Price" means $4.01 per Common Share, which represents a premium of approximately 24% over the Initial Market Price;

"Convertible Securities" means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Shares, but excluding Options;

"Governmental Authority" means any (i) multinational, federal, provincial, territorial, state, regional, municipal, local or other government or any governmental or public department, court, tribunal, arbitral body, statutory body, commission, board, bureau or agency, (ii) self-regulatory organization or authority, (iii) subdivision, agent, commission, board or authority of any of the foregoing, or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

"IFRS" means the International Financial Reporting Standards as adopted by the International Accounting Standards Board, at the relevant time, applied on a consistent basis;

"Initial Market Price" means the Market Price of the Common Shares prior to the execution of the Note Purchase Agreement;

"Issue Date" means the date on which the Note is issued;

"Market Price" means the volume weighted average trading price of the Common Shares, calculated by dividing the total value by the total volume, of the Common Shares traded on the TSX for the 5 trading days immediately preceding the relevant date;

"Maturity Date" means the earlier of (i) three years from the issue of the Note, and (ii) the occurrence of an Event of Default;

"Option" means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Shares;

"Person" means an individual, corporation, partnership, trust, syndicate, association, limited liability company, unlimited liability company, association, joint venture, Governmental Authority or other entity or organization, whether or not recognized as a legal entity;

"Principal Amount" means $2,000,000;

"Senior Indebtedness" means any amount owing in respect of secured indebtedness of the Company;

"Subsidiary" or "subsidiary" means (i) any corporation or company of which at least a majority of the outstanding securities having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation or company is at the time directly, indirectly or beneficially owned or controlled by the Company, or one or more of its subsidiaries, or the Company and one or more of its subsidiaries, (ii) any partnership of which, at the time, the Company, or one or more of its subsidiaries, or the Company and one or more of its subsidiaries directly, indirectly or beneficially own or control at least a majority of the voting interests (however designated) thereof, or otherwise control such partnership and (iii) any other Person of which at least a majority of the voting interests (however designated) are at the time directly, indirectly or beneficially owned or controlled by the Company, or one or more of its subsidiaries, or the Company and one or more of its subsidiaries;

"Transaction Documents" means, collectively, this Note and the Note Purchase Agreement; and

"TSX" means the Toronto Stock Exchange.

1.2	Accounting Terms

All accounting terms not specifically defined in this Note shall be interpreted in accordance with IFRS.

1.3	Gender and Number

Any reference in any Transaction Document to any gender includes all genders, and words importing the singular number only include the plural and vice-versa.

1.4	Interpretation not Affected by Headings, etc.

The division of this Note into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Note.

1.5	Currency

All references in any Transaction Document to dollars, unless otherwise specifically indicated, are expressed in Canadian dollars.

ARTICLE 2
REPAYMENT UPON MATURITY DATE

2.1	Repayment Upon Maturity Date

The Principal Amount together with all accrued and unpaid interest shall be due and payable to Large Scale on the Maturity Date, unless this Note has been earlier converted into Common Shares in accordance with the provisions hereof or made due and payable pursuant to Section 8.2 hereof.

2.2	Prepayment

The Company shall have the right before the Maturity Date to pay in cash all or any portion of the Principal Amount, in full or in part, and from time to time, upon written notice of not less than 30 days to Large Scale, by paying to Large Scale an amount equal to the Principal Amount to be prepaid multiplied by 110%. To the extent that any day within such 30 day notice period falls on or after July 1, 2016, Large Scale shall have the right to convert the Principal Amount, in full or in part, into Common Shares at the Conversion Price at any time from or after July 1, 2016 to the end of such 30 day notice period.

ARTICLE 3
INTEREST

3.1	Interest on Principal Amount

This Note shall bear interest at a rate of 8% per annum, calculated daily, compounded monthly. Interest will accrue on the Principal Amount and will be payable on the Maturity Date, subject to voluntary prepayment by the Company.

ARTICLE 4
SUBORDINATION

4.1	Subordination

The payment of the Principal Amount of the Note and all accrued and unpaid interest will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company.

ARTICLE 5
CONVERSION

5.1	Conversion

Large Scale may convert the whole or part of the Principal Amount into fully paid Common Shares in the capital of the Company at any time commencing on or after July 1, 2016 and up to and including the Maturity Date (the "Conversion Period") at the Conversion Price.

5.2	Mechanics and Effect of Conversion

(a)

If Large Scale wishes to convert the entire Principal Amount into Common Shares at any time, Large Scale shall duly endorse and surrender this Note to the Company during usual business hours at its principal place of business in Vancouver, British Columbia with written notice to the Company, duly executed by Large Scale or its duly appointed attorney, stating that Large Scale elects to convert the Principal Amount into Common Shares and specifying the name or names (with addresses) in which a certificate or certificates for Common Shares are to be issued. This Note shall thereafter be cancelled by the Company. Upon surrender of the Note, Large Scale shall be entitled to be entered as a shareholder on the books and records of the Company as at the date of surrender. Immediately after the surrender of the Note (but in any case no later than five (5) Business Days from the date of surrender), the Company shall deliver to Large Scale (or its duly appointed attorney) a certificate or certificates, with appropriate legends, representing the number of fully paid and non-assessable Common Shares resulting from the conversion.

(b)

If Large Scale desires to convert only a portion of the Principal Amount of the Note, it shall duly endorse and surrender the Note to the Company and comply with the other procedures described in (a) above, with written notice indicating what portion of the Principal Amount is to be converted by the Company into Common Shares. The Company, at its expense, shall issue to Large Scale the number of Common Shares to which Large Scale is entitled upon conversion and shall issue to Large Scale a replacement convertible unsecured promissory note representing the same continuing indebtedness as the Note it replaced and having identical terms to this Note, except that the principal amount thereof shall equal the difference between (x) the Principal Amount outstanding immediately prior to such conversion less (y) the portion of such Principal Amount so converted into Common Shares. Partial conversion of the Principal Amount shall occur in multiples of one thousand dollars ($1,000).

(c)

No fractional Common Shares shall be issued upon conversion of this Note (or any portion thereof). In lieu of the Company issuing a fractional Common Share, the Company shall round such fractional Common Share down to the nearest whole Common Share. Large Scale shall not be entitled to any compensation in respect of any fractional Common Share.

5.3	Reservation of Common Shares Issuable Upon Conversion

The Company shall at all times while this Note remains outstanding reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of this Note (and any Note issued in cancellation thereof) such number of Common Shares as shall from time to time be sufficient to effect the conversion of this Note, and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of this Note, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose. All Common Shares which shall be so issuable shall be duly and validly issued as fully paid and non-assessable and listed on the TSX.

ARTICLE 6
CONVERSION PRICE ADJUSTMENTS

6.1	Anti-Dilution Adjustments

The Conversion Price and the number and type of securities to be received upon conversion of the Principal Amount shall be subject to adjustment from time to time as follows:

(a)	Dividend, Subdivision, Combination or Re-Classification of Common Shares

If the Company shall at any time or from time to time, before the complete conversion of this Note:

(i)	pay a dividend or make a distribution on the outstanding Common Shares payable in shares of the Company;

(ii)	subdivide the outstanding Common Shares into a larger number of shares;

(iii)	split or combine the outstanding Common Shares into a smaller number of shares; or

(iv)	reclassify its Common Shares,

then, and in each such case, the Conversion Price in effect three (3) Business Days prior to the record date for such event shall be adjusted (and any other appropriate actions shall be taken by the Company, including in the case of (i),(ii) or (iii), a corresponding change in the number of Common Shares) so that Large Scale shall be entitled to receive the number of Common Shares or other securities of the Company that it would have owned or would have been entitled to receive upon or by reason of any of the events described above, had the entire Principal Amount been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 6.1(a) shall become effective retroactively:

(v)

in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Shares entitled to receive such dividend or distribution; or

(vi)	in the case of any such subdivision, split, combination or re- classification, to the close of business on the Business Day upon which such corporate action becomes effective.

Such adjustments shall be made successively whenever any event listed in this Section 6.1(a) shall occur.

(b)	Certain Distributions

If the Company shall at any time or from time to time, prior to conversion of the entire Principal Amount, distribute to holders of Common Shares (including any such distribution made in connection with a merger, amalgamation, reorganization, arrangement or consolidation in which the Company is the resulting or surviving Person) any (i) cash, (ii) evidence of indebtedness of the Company or another issuer, (iii) securities of the Company or another issuer or (iv) other assets (excluding dividends payable in Common Shares for which adjustment is made under Section 6.1(a) or rights or warrants to subscribe for or purchase any of the foregoing, then, and in each such case, the Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Company) by multiplying the Conversion Price in effect three (3) Business Days prior to the date of such distribution by a fraction:

(i)	the numerator of which shall be the Market Price for the period starting two (2) Business Days prior to the record date for such distribution; and

(ii)	the denominator of which shall be the Market Price for the period ending three (3) Business Days prior to the record date for the distribution (but such fraction shall not be greater than one).

(c)	Rights Offering.

If at any time the Company fixes a record date for the issue or distribution of rights, options or warrants to the holders of all or substantially all of the outstanding Common Shares under which such holders are entitled to subscribe for or purchase Common Shares or securities exchangeable for or convertible into Common Shares at a price per share (or having an exchange price or conversion price per share) of less than 95% of the Market Price of the Common Shares on such record date (any of such events being a "Rights Offering"), then the Conversion Price will be adjusted effective immediately after the record date for the Rights Offering to a price determined by multiplying the Conversion Price in effect on such record date by a fraction:

(i)	the numerator of which will be the aggregate of:

(A)	the number of Common Shares outstanding as of the record date for the Rights Offering; and

(B)	a number determined by dividing the sum of:

(i)

the product of the number of Common Shares (or securities exchangeable for or convertible into Common Shares) offered under the Rights Offering and the price at which such Common Shares are offered (or the exchange price or conversion price per share), and

(ii)

the product of the number of Common Shares, if any, issuable upon exercise of any securities exchangeable for or convertible into Common Shares (the "Compensation Securities") which Compensation Securities may be issued as compensation to one or more guarantors under the Rights Offering and the exchange price or conversion price per Common Share of such Compensation Securities, as the case may be, by the Market Price of the Common Shares as of the record date for the Rights Offering; and

(ii)

the denominator of which will be the aggregate of the number of Common Shares outstanding on such record date, the number of Common Shares (or securities exchangeable for or convertible into Common Shares) offered pursuant to the Rights Offering and the number of Common Shares issuable on the exchange or conversion of any Compensation Securities.

Any Common Shares owned by or held for the account of the Company will be deemed not to be outstanding for the purpose of any such calculation. For greater certainty and notwithstanding anything to the contrary contained herein, the Conversion Price shall not be adjusted pursuant to this Section 6.1(c) in circumstances where the Market Price of the Common Shares as of the record date for the Rights Offering and the issue price under the Rights Offering is greater than the Conversion Price. To the extent that a Rights Offering is not completed or any rights, options or warrants are not exercised prior to the expiration of a Rights Offering, the Conversion Price shall then be readjusted to the Conversion Price which would then be in effect if such record date had not been fixed or if such expired rights, options or warrants had not been issued.

(d)	Capital Reorganizations

If at any time or from time to time after the Issue Date there is a capital reorganization of the Common Shares (other than as previously described in this Article 6), then, as a part of such capital reorganization provision shall be made so that Large Scale shall thereafter be entitled to receive, upon conversion of this Note, the number of shares or other securities or property of the Company to which a holder of the number of Common Shares deliverable upon such conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 6 with respect to the rights of Large Scale after such capital reorganization to the end that the provisions of this Article 6 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of this Note) shall be applicable after that event and be as nearly equivalent as practicable.

6.2	Adjustments to Conversion Price for Private Placement of Additional Shares

(a)

No Adjustment of Conversion Price. For greater certainty and notwithstanding anything to the contrary contained herein, the Conversion Price shall not be adjusted pursuant to this Section 6.2 in circumstances where the Market Price of the Common Shares at the time of issuance or deemed issuance of Additional Shares and the issue price of such Additional Shares is greater than the Conversion Price. In addition, no adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares if the Company receives written consent from Large Scale confirming that no adjustment be made as the result of the issuance or deemed issuance of such Additional Shares.

(b)	Deemed Issue of Additional Shares.

(i)

If the Company at any time or from time to time after the Issue Date issues, pursuant to a private placement exemption under Canadian Securities Laws, Options or Convertible Securities (excluding Options or Convertible Securities that are themselves Exempted Securities), then the maximum number of Common Shares (as set forth in the relating instrument, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any of its provisions for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities, will be deemed to be Additional Shares issued as of the time of such issue.

(ii)

If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price, are revised as a result of an amendment to such terms or any other adjustment under such Option or Convertible Security (but excluding automatic adjustments to such terms under anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of Common Shares issuable upon the exercise, conversion and/or exchange of the Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of the Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of the Option or Convertible Security. Notwithstanding the foregoing, no readjustment under this clause (b) shall increase the Conversion Price to an amount that exceeds the lower of (i) the Conversion Price in effect immediately before the original adjustment made as a result of the issuance of the Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares (other than deemed issuances of Additional Shares as a result of the issuance of the Option or Convertible Security) between the original adjustment date and such readjustment date.

(iii)

If the terms of any Option or Convertible Security (excluding Options or Convertible Securities that are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price under 6.2(b)(ii) (either because the consideration per share of the Additional Shares subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Issue Date), are revised after the Issue Date as a result of an amendment to such terms or any other adjustment under such Option or Convertible Security (but excluding automatic adjustments to such terms under anti-dilution or similar provisions of the Option or Convertible Security) to provide for either (1) any increase in the number of Common Shares issuable upon the exercise, conversion or exchange of the Option or Convertible Security or (2) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then the Conversion Price computed upon the adjustment of the Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of the Option or Convertible Security.

(iv)

Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(v)

If the number of Common Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time the Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments. If the number of Common Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time the Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(c)

Adjustment of Conversion Price Upon Issuance of Additional Shares. If the Company, at any time after the Issue Date issues Additional Shares pursuant to a private placement exemption under Canadian Securities Laws, without consideration or for consideration per share less than the Initial Market Price, then the Conversion Price shall be reduced, concurrently with such issue, to 124% of the consideration per share received by the Company for such issue or deemed issue of the Additional Shares; provided that if such issuance or deemed issuance was without consideration, then the Company will be deemed to have received an aggregate of $.001 of consideration for all such Additional Shares issued or deemed to be issued. In no circumstances will the Conversion Price be reduced to less than 85% of the Initial Market Price under this section 6.2(c).

(d)	Determination of Consideration. For purposes of this subsection, the consideration received by the Company for the issue of any Additional Shares shall be computed as follows:

(i)	Cash and Property: Such consideration shall:

(A)	if it consists of cash, be computed at the aggregate amount of cash received by the Company;

(B)	if it consists of property other than cash, be computed at its fair market value at the time of such issue, as determined in good faith by the Company's board of directors; and

(C)

if Additional Shares are issued together with other shares or securities or other assets of the Company for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Company's board of directors.

(ii)

Options and Convertible Securities. The consideration per share received by the Company for Additional Shares deemed to have been issued, relating to Options and Convertible Securities, shall be determined by dividing:

(A)

the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the relating instruments, without regard to any of its provision for a subsequent adjustment of such consideration) payable to the Company upon the exercise of the Options or the conversion or exchange of the Convertible Securities, or in the case of Options for Convertible Securities, the exercise of the Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B)

the maximum number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(e)

Multiple Closing Dates. If the Company issues on more than one date Additional Shares that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price, and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

6.3	Certificate of Adjustment

In each case of an adjustment or re-adjustment of any Conversion Price, the Company, at its own expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or re-adjustment, and shall mail such certificate, by first class mail, to Large Scale at Large Scale's address as shown in the Company's books within 10 Business Days from the date of adjustment or readjustment. The certificate shall set forth such adjustment or re-adjustment, showing in detail the facts upon which such adjustment or re-adjustment is based.

ARTICLE 7
PAYMENTS OF INTEREST

7.1	Interest Due on Conversion

If, at any time, all or a portion of the Principal Amount of the Note is converted into Common Shares, the accrued and unpaid interest on such Principal Amount as of the day of conversion, will be due and payable.

7.2	Interest Due on Prepayment

If, at any time, the Company exercises its right under section 2.2 to prepay all or a portion of the Note, the accrued and unpaid interest on the Principal Amount to be prepaid, will, as of the day of the prepayment be due and payable.

7.3	Conversion of Interest

Any interest that is due and payable by the Company under this Note, may, subject to Large Scale's consent, be satisfied by the issue by the Company to Large Scale of that number of Common Shares equal to the interest due and payable divided by the Market Price on the day such interest is due and payable, subject to TSX approval.

ARTICLE 8
EVENTS OF DEFAULT

8.1	Events of Default

The occurrence of any one or more of the following events or circumstances shall constitute an "Event of Default" under this Note:

(a)

Default under Note. The Company defaults in the payment of the Principal Amount, as and when it becomes due and payable, whether at the Maturity Date or otherwise, or any other amount due under this Note, including interest, and any such default with respect to the nonpayment of interest under this Note continues for five (5) Business Days thereafter;

(b)

Breaches of Representations and Warranties. Any representation or warranty made or deemed to be made in the Note Purchase Agreement by the Company proves to have been incorrect or misleading in any material respect when made or deemed to be made hereunder and not cured within five (5) Business Days after notice thereof is delivered to the Company;

(c)

Breaches of Other Covenants. The Company fails to observe or perform any other covenant, obligation, condition or agreement in any material respect contained in the Transaction Documents, and such failure continues for five (5) Business Days after notice thereof is delivered to the Company;

(d)

Undischarged Judgment. One or more final non-appealable judgments for the payment of money in an amount in excess of $500,000 in the aggregate, or for seizure or foreclosure on any substantial part of the property shall be rendered against the Company and shall remain undischarged for a period of thirty (30) consecutive Business Days during which execution shall not be effectively stayed, or any action is legally taken by a judgment creditor to levy upon any such judgment;

(e)	Voluntary Bankruptcy or Insolvency Proceedings. The Company:

(i)	applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property;

(ii)	is unable, or admits in writing its inability, to pay its debts generally as they mature;

(iii)	makes a general assignment for the benefit of its creditors;

(iv)	is wound-up dissolved or liquidated;

(v)	becomes insolvent (as such term may be defined or interpreted under any applicable statute);

(vi)

commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

(vii)	takes any action for the purpose of effecting any of the foregoing;

(f)

Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered, or such case or proceeding shall not be dismissed or discharged within sixty (60) days of commencement; and

(g)	Minimum Listing Requirements. The Company fails to maintain the minimum TSX listing standards at any time or the listing standards of such other exchange on which the Common Shares are traded.

8.2	Rights of Large Scale upon Default

Upon the occurrence or existence of any Event of Default (other than the Event of Default referred to in Sections 8.1(e) or 8.1(f) hereof) and at any time thereafter during the continuance of such Event of Default, Large Scale may declare all outstanding obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Section 8.1(e) or 8.1(f) hereof, immediately and without notice, all outstanding obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Large Scale may exercise any other right, power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

ARTICLE 9
COVENANTS

9.1	Affirmative Covenants

The Company covenants that the Company shall:

(a)	Performance under the Note. Pay, observe or perform all covenants, obligations and agreements contained in this Note;

(b)

Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights and privileges, and qualify and remain qualified as a Company in good standing in each jurisdiction in which such qualification is required;

(c)

Compliance with Applicable Laws. Comply with all Applicable Laws of any Governmental Authority, non-compliance with which could materially adversely affect the business or condition of the Company, financial or otherwise, on a consolidated basis, except non-compliance being contested in good faith through appropriate proceedings so long as the Company shall have set up and funded sufficient reserves, if any, required under IFRS with respect to such items;

(d)	Provision of Public Documents. Provide Large Scale with all publicly filed documents of the Company as Large Scale may request;

(e)	Provision of Notice of Financing. Provide Large Scale with written notice of any proposed financing concurrently with, but not prior to, public disclosure of such financing; and

(f)	Provision of Notice of Default. Provide Large Scale with notice that an Event of Default is occurring or is continuing to occur (if such is the case).

9.2	Negative Covenants

The Company covenants that so long as the Principal Amount (or any portion thereof) under this Note remains outstanding, it will not, as applicable, directly or indirectly take any of the following actions without the prior written consent of Large Scale:

(a)	declare or pay any dividends on any of its securities;

(b)	make any repurchase or redemption of its own shares, bonus issues or options other than pursuant to the Company's stock option plan; and

(c)	create a new class of securities (including convertible notes), or issue any debt instruments, having rights or preferences senior to this Note other than the Senior Indebtedness.

ARTICLE 10
WAIVER AND AMENDMENT

10.1	Waiver and Amendment

Provisions of this Note may only be amended, waived or modified upon the written consent of the Company and Large Scale, such consent not to be unreasonably withheld.

ARTICLE 11
TREATMENT

11.1	Treatment of Note

The Company will treat, account and report the Note in accordance with IFRS.

ARTICLE 12
NOTICES

12.1	Notices

Any notice, direction or other communication given regarding the matters contemplated by this Note (each a "Notice") must be in writing, sent by personal delivery, courier, facsimile or email, and addressed:

(a)	to the Company at:

1946 West Broadway
Vancouver, British Columbia V6J 1Z2
Canada

	Attention:	Dorothy Law

	Telephone:	604-733-0896
	Facscimile:	604-733-8821
	Email:	dlaw@burcon.ca

(b)	to Large Scale at:

30/F., Bank of America Tower,
12 Harcourt Road,
Central, Hong Kong

	Attention:	Rosanna Chau
	Telephone:	(852) 2831-8118
	Facsimile:	(852) 2973-0939
	Email:	rchau@itc.com.hk

A Notice is deemed to be given and received (i) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (ii) if sent by facsimile or email, on the Business Day following the date of transmission by the originating facsimile or email. A party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the party at its changed address. Any element of a party's address that is not specifically changed in a Notice will be assumed not to be changed.

ARTICLE 13
EXPENSES AND WAIVERS

13.1	Expenses; Waivers

If any action is instituted to collect this Note, the Company shall pay all costs and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred in connection with such action. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

ARTICLE 14
WITHHOLDING RIGHTS

14.1	Withholding Rights

The Company shall be entitled to deduct and withhold from all amounts payable or allocable to Large Scale under this Note (including, for greater certainty, the delivery of Common Shares upon a conversion of any portion of the Principal Amount outstanding in accordance with the terms hereof) such amounts as the Company is required to deduct and withhold with respect to such payment or allocation under the Income Tax Act (Canada) or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended. To the extent that amounts are deducted and withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to Large Scale in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing Governmental Authority.

ARTICLE 15
LEGEND

15.1	Legending of Common Shares

Certificates representing Common Shares issued upon the conversion of this Note before [date that is 4 months and a day after the issuance date] shall be impressed with a legend in the following form:

"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [DATE THAT IS 4 MONTHS AND A DAY AFTER THE ISSUANCE DATE]."

provided that at any time subsequent to [date that is 4 months and a day after the issuance date], any certificate representing such Common Shares may be exchanged for a certificate bearing no legend whatsoever.

ARTICLE 16
TRANSFERS AND ASSIGNS

16.1	Transfers and Assigns

Large Scale shall have the right to transfer or assign its rights or obligations under this Note, or any interest in this Note, to any person without the Company's prior consent, subject to TSX and any other required regulatory approval.

ARTICLE 17
GOVERNING LAW

17.1	Governing Law

This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The parties hereby attorn exclusively to the jurisdiction of the Province of British Columbia.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be signed by its authorized signatory as of the • day of May, 2016.

BURCON NUTRASCIENCE CORPORATION

Per:
Name: Johann F. Tergesen
Title: President & C.O.O.

Signature page to Convertible Unsecured Promissory Note